CONSENT OF KEVIN PEMBERTON

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled "Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations" dated effective December 31, 2016, (ii) the report titled "Gramalote Project, Colombia, NI 43-101 Technical Report" dated effective December 31, 2019, (iii) the mineral reserve estimates for the Masbate gold project, (iv) the mineral resource estimates for the Masbate stockpile, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ Kevin Pemberton
Kevin Pemberton
June 15, 2020